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                                                                    EXHIBIT 10.6

                         [DIGITAL INSIGHT LETTERHEAD]

September 28, 2000

Robert Surridge
132 Llewellyn Court
Folsom, CA 95630

Sent via email on: 9/28/00

Dear Bob:

Digital Insight is pleased to offer you a position as Senior Vice President, Lending Division, commencing on a date to be mutually agreed. In this capacity you will report to John Dorman, President and Chief Executive Officer. You will be classified as an exempt, full time employee and your starting salary will be $185,000 per year. You will also participate in a Management Incentive Program that will allow you to earn up to 50% of your annual salary. This incentive plan will be pro rated at 25% of the target incentive (50% x 25%=12.5% of your annual salary) and guaranteed for fiscal year 2000. Pay out will be made by March 15, 2001. On your date of hire, you will be granted a stock option for 75,000 shares of Digital Insight Common Stock. The option price for the grant will be the fair market value on your date of hire and the stock options are subject to the terms and conditions of the stock option plan and standard stock option agreement. These documents will be provided electronically from our third party administrator approximately 90 days from the date of hire.

As a condition of your employment with Digital Insight, you will be required to sign an employee Nondisclosure Agreement and provide proof of eligibility to work in the United States. Employment is also conditioned upon satisfactory results on a background investigation.

For clarification and the protection of both you and the company, this letter represents the sole agreement between you and Digital Insight. It constitutes and expresses the entire agreement regarding your employment. Any previous promises, representations or understanding relative to any terms and conditions are not to be considered as part of this offer unless expressed here in writing. It is understood that employment is at the mutual consent of the employee and the company. Accordingly, either the employee or the company can terminate the employment relationship at will, at any time, with or without cause or advance notice, and without further obligation.

You will be eligible to receive company benefits enjoyed by all Digital Insight employees, including paid holidays and paid days off in accordance with the eligibility terms and conditions of these programs. These programs will be reviewed with you in detail during your new hire orientation.

To accept this offer, please sign this letter below and return it to me via fax at (818) 871-0834.

As you know Digital Insight is a growing company with a bright future. I am delighted to extend this offer to you. We all look forward to having you on board at Digital Insight.

Best regards,                                    Acceptance:


/s/ Dawn M. Batey
----------------------------
Dawn M. Batey                                    /s/ Robert Surridge
Director of Human Resources                      -----------------------------

                                                 Date: September 28, 2000
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